Exhibit 10.1

Second Amendment to Customer Agreement

This Second Amendment (this “Second Amendment”) to the Customer Agreement, which was amended on July 1, 2016 (the “Agreement”), is dated as of July 17, 2017, between Church & Dwight Co., Inc., with offices at 500 Charles Ewing Blvd., Ewing, New Jersey 08628 (“C&D”) and Neoteric Cosmetics, Inc., with offices at 4880 Havana Street, Suite 400, Denver, Colorado 80239-0019 (“Customer”).

W I T N E S S E T H:

WHEREAS, C&D and/or one or more of its affiliates manufactures and/or markets, sells and distributes various products throughout the world and is interested in having Customer continue to sell and distribute certain of C&D’s products; and

WHEREAS, Customer wishes to continue to sell and distribute certain of C&D’s products in certain specified retailer channels in the United States;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties hereby agree as follows:

1.	Renewal of Term. Pursuant to Section 2 of the Agreement, the parties hereby acknowledge that the Agreement is renewed for an additional one (1) year term ending on December 31, 2018.
2.	Amendments. The following provisions of the Agreement are hereby amended.

a.  Section 2 of the Agreement is hereby amended as follows:

Effective January 1, 2018, the words and numbers “one hundred and eighty (180) days” shall be replaced with the words and numbers “thirty (30) days.”

c. Section 7(b) of the Agreement is hereby amended to include the following sentence immediately following the end of 7(b):

“Customer agrees to expend an appropriate amount of marketing, advertising and sales promotion activities for the ULTA Authorized Specialty Retailer account in 2018 and not less than it incurred in 2017 as was agreed to between Customer and ULTA”.

3.	Ratification. Except as specifically amended hereby, the Agreement shall remain in full force and effect, without modification, and is hereby ratified and confirmed.
4.

Amendment.  In the event of a conflict between a provision of the Agreement and this Second Amendment, the provisions of this Second Amendment shall control.  Any prior or other agreements or representations between the parties regarding such matters shall be null and void unless expressly set forth in this Second Amendment.

5.

Counterparts.  This Second Amendment may be executed and delivered in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.

Entire Agreement.  This Second Amendment, including the schedules hereto, and the Agreement, which as described herein, shall remain in effect and govern the terms of distribution of Batiste and Toppik products by Customer, contain the entire understanding of the parties with respect to the subject matter of this Second Amendment and the Agreement and supersede all prior agreements and understandings between the parties hereto with respect to the transactions contemplated by this Second Amendment and the Agreement. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Second Amendment and the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their respective duly authorized representatives as of the date first written above.

NEOTERIC COSMETICS, INC.CHURCH & DWIGHT CO., INC

By: /s/ Mark GoldsteinBy: /s/ Gina Hall

Name:  Mark GoldsteinName: Gina Hall

Title:  CEOTitle: VP Sales